UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KU6 MEDIA CO., LTD.

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Building 6, Zhengtongchuangyi Centre

No. 18 Xibahe Xili, Chaoyang District

Beijing 100020, People’s Republic of China

 (8610) 5758-6813

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ku6 Media Co., Ltd. 2010 Equity Compensation Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James C. Lin

Davis Polk & Wardwell LLP

18/F, The Hong Kong Club Building

3A Chater Road, Central

Hong Kong

(852) 2533-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-177612) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on October 31, 2011 by Ku6 Media Co., Ltd., a company established under the laws of the Cayman Islands (the “Registrant”). Under the Registration Statement, a total of 698,381,300 ordinary shares of the Registrant, par value $0.00005 per share (“Ordinary Shares”) were registered for issuance of shares granted or to be granted pursuant to the Registrant’s 2010 Equity Compensation Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued securities previously registered under the Registration Statement and issuable under the Plan.

On July 11, 2016, pursuant to the Agreement and Plan of Merger dated as of April 5, 2016, among the Registrant, Shanda Investment Holdings Limited (“Parent”) and Ku6 Acquisition Company Limited (“Merger Sub”), a wholly owned subsidiary of Parent, Merger Sub was merged with and into the Registrant, with the Registrant being the surviving corporation resulting from the merger (the “Merger”). Upon completion of the Merger, all outstanding Ordinary Shares and American depositary shares of the Registrant and all outstanding and unexercised options to purchase Ordinary Shares pursuant to the Plan were cancelled.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on July 12, 2016.

Ku6 Media Co., Ltd.

By:	/s/ Qingmin Dai
Name:	Qingmin Dai
Title:	Chairman of the Special Committee, Authorized Signatory

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated as of July 12, 2016.

By:	/s/Feng Gao
Name:	Feng Gao
Title:	Chief Executive Officer, Director

By:	/s/ Jason (Zhensong) Ma
Name:	Jason (Zhensong) Ma
Title:	Acting Chief Financial Officer, Director

By:	/s/ Robert Chiu
Name:	Robert Chiu
Title:	Director

By:	/s/ Mingfeng Chen
Name:	Mingfeng Chen
Title:	Director

By:	/s/ Qingmin Dai
Name:	Qingmin Dai
Title:	Director

By:	/s/ Yong Gui
Name:	Yong Gui
Title:	Director

By:	/s/ Jun Deng
Name:	Jun Deng
Title:	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Ku6 Media Co., Ltd., has signed this Amendment in Newark, Delaware, on July 12, 2016.

PUGLISI & ASSOCIATES

By:	/s/Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director